Exhibit 10.50

HOUGHTON MIFFLIN HARCOURT COMPANY

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Effective February 23, 2016

The Houghton Mifflin Harcourt Company Non-Employee Director Deferred Compensation Plan (the “Plan”) is intended to provide non-employee directors the ability to defer certain compensation earned. The Plan is effective as of February 23, 2016 (the “Effective Date”) and permits the deferral of compensation received for services rendered after the Effective Date. This Plan applies to all such compensation and all earnings thereon, as applicable (as described below).

ARTICLE I

DEFINITIONS

Capitalized terms used in this Plan, shall have the meanings specified below.

1.1 “Account” or “Accounts” shall mean all of the Deferral Subaccounts that are specifically provided in this Plan.

1.2 “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

1.3 “Beneficiary” or “Beneficiaries” shall mean the person or persons designated in writing by a Participant in accordance with procedures established by the Committee or the Plan Administrator to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee or the Plan Administrator. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.

1.4 “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

1.5 “Change in Control” shall have the meaning given such term under the Company’s 2015 Omnibus Incentive Plan (or any successor plan) (the “Equity Plan”).

1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

1.7 “Committee” shall mean the Compensation Committee of the Board or a committee thereof appointed to administer the Plan.

1.8 “Company” shall mean Houghton Mifflin Harcourt Company, a Delaware corporation.

1.9 “Compensation Committee” shall mean the Compensation Committee of the Board.

1.10 “Deferral Subaccount” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with amounts equal to (i) the portion of the Participant’s Director Payments that he or she elects to defer, and (ii) earnings and losses attributable thereto.

1.11 “Director” shall mean a non-employee member of the Board.

1.12 “Director Payments” shall mean, with respect to any Director, the compensation payable in the form of the annual retainer, committee fees or other cash compensation.

1.13 “Disability” shall mean a circumstance where the Company or its subsidiaries shall have cause to terminate a Participant’s service on account of “disability,” as defined in any then-existing consulting or similar services agreement between the Participant and the Company or its subsidiaries or, in the absence of such an agreement, it means cause for termination of the Participant’s service due to a determination that the Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Participant is totally disabled; provided, however, that a Participant shall not have a Disability for purposes of the Plan unless the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the employees of the Company or its subsidiaries.

1.14 “Distributable Amount” shall mean the vested balance in a Participant’s Accounts subject to distribution in a given Plan Year.

1.15 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.16 “Fund” or “Funds” shall mean one or more of the notional investment options selected by the Committee, or its designee, to which Participants may have an opportunity to elect to make deemed investments pursuant to Section 3.4. Funds may include, without limitation, the investment alternatives available under the Company’s 401(k) plan as in effect from time to time, investment in the Company’s common stock, or a specified fixed rate of return.

1.17 “In-Service Distribution Date” shall mean, in the case of a distribution to be made while the Participant is still performing services for the Company or its subsidiaries, the month of June of the Plan Year elected by the Participant.

1.18 “Participant” shall mean any Director who becomes a Participant in this Plan in accordance with Article II.

1.19 “Plan” shall mean this Houghton Mifflin Harcourt Company Non-Employee Director Deferred Compensation Plan.

1.20 “Plan Administrator” shall mean, if applicable, any record keeper appointed by the Company (which may include an Affiliate of the Company) to perform administrative and other functions associated with the Plan.

1.21 “Plan Year” shall mean the Company’s fiscal year, which as of the Effective Date is the annual period commencing January 1 and ending the following December 31.

1.22 “Section 409A” shall mean Section 409A of the Code.

1.23 “Separation from Service” shall mean that the service provider relationship with the Company and any entity that is to be treated as a single employer with the Company for purposes of Treasury Regulations Section 1.409A-1(h) (the “Single Employer”) terminates such that the facts and circumstances indicate it is reasonably anticipated that no further services will be performed or that the level of bona fide services the Participant would perform after the termination would permanently decrease to no more than 20 percent of the average level of bona fide services performed (over the immediately preceding 36-month period (or the full period of services to the Single Employer if the Participant has been providing services to the Single Employer less than 36 months).

1.24 “Separation from Service Distribution Date” shall mean, in the case of a distribution on account of a Separation from Service, the first month following the month in which the Separation from Service occurs (or, if the Participant is a Specified Employee on the date of the Separation from Service, the seventh month following the month in which the Separation from Service occurs).

1.25 “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A.

1.26 “Unforeseeable Emergency” shall mean a severe unforeseeable financial hardship as defined in Section 409A, including a severe financial hardship resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s designated Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), (ii) the loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

ARTICLE II

ELIGIBILITY FOR PARTICIPATION

2.1 Eligibility of Directors. Each Director shall be eligible to participate in the Plan.

2.2 Participation. A Director shall become a Participant in the Plan by electing to make a deferral of Director Payments in a Plan Year in accordance with Article III.

2.3 Amendment of Eligibility Criteria. The Committee may, in its discretion, change the criteria for eligibility for any reason, including to comply with any applicable laws relating to the operation of the Plan. Eligibility for participation in one Plan Year does not guarantee eligibility to participate in any future Plan Year.

ARTICLE III

ELECTIONS

3.1 Election of Director to Defer Director Payments or Equity Compensation.

(a) Timing of Election to Defer Director Payments and/or Equity Compensation. A Participant may elect to defer Director Payments on or prior to December 31 of the calendar year prior to the calendar year for which such Director Payments would be earned. If a Participant is permitted by the Committee to elect to defer any annual restricted stock unit or other award to be issued to such Participant under the Equity Plan, such deferral shall be made on or prior to December 31 of the calendar year prior to the calendar year of the grant; provided that, the deferral may be made at any time prior to the grant date, if the award requires the Participant’s continued service for not less than 12 months after the grant date in order to vest in such award subject to the provisions of Section 409A. To the extent a Participant is permitted to defer settlement of awards issued under the Equity Plan, the terms and conditions of the Plan applicable to deferrals of Director Payments shall apply to such deferrals mutatis mutandis unless the context clearly requires otherwise.

(b) Amount Eligible for Deferral. As of the Effective Date, a Participant may elect to defer up to 100% of his Director Payments. The Committee may change the amount that may be deferred in respect of any Plan Year at any time, or from time to time.

3.2 Special Rule. Notwithstanding the provisions of Section 3.1(a), a Participant who has not previously been eligible to participate in another elective deferred compensation plan (that would be treated as the same type of plan as the Plan for purposes of Section 409A) may make an initial deferral election under the Plan in accordance with the other provisions of Section 3.1, as applicable, within 30 calendar days of first becoming eligible to participate under the Plan; provided, however, that in such event such deferral elections shall apply only to Director Payments that are earned after the date of such election.

3.3 Elections as to Time and Form of Payment. At the time of making an election to defer Director Payments, the Participant shall make an election regarding the time and, if permitted by the Committee, the form of payment of the Director Payments deferred for that Plan Year (including earnings and losses attributable thereto).

(a) Elections as to Time. A Participant shall elect to receive a distribution of his or her Director Payments to be deferred for a Plan Year (and all earnings and losses attributable thereto) (i) on an In-Service Distribution Date, or (ii) on a Separation from Service Distribution Date; provided, however, that a Participant’s In-Service Distribution Date may be no earlier than three years following the date on which the deferral of Director Payments is made.

(b) Elections as to Form. A Participant may be provided an opportunity to elect the form of the distribution of his or her Director Payments, in a lump sum payment or in installments over a period of no more than fifteen years. If no such opportunity is offered or election is not made, the Participant shall be deemed to have elected to receive payment in a lump sum. Any election to receive payment in installments is subject to the terms of Article VI.

(c) Application of Election. An election as to time and form of payment made shall apply to the Director Payments deferred for the applicable Plan Year.

(d) No Changes Permitted. Except as permitted by Section 3.3(e) below, elections as to time and form of payment shall become irrevocable as of December 31 of the Plan Year prior to the calendar year for which such Director Payments are deferred, or as of the grant date with respect to any deferral of an award under the Equity Plan that requires the Participant’s continued service in order to vest in the award as contemplated by Section 3.1(a).

(e) Subsequent Changes in Time and Form of Payment. With prior approval of the Committee, a Participant may delay the timing of a previously-scheduled payment or may change the form of a payment only if such subsequent deferral election meets all of the following requirements:

(i) the subsequent deferral election shall not take effect until at least 12 months after the date on which it is made;

(ii) the election must be made at least 12 months prior to the date the payment is scheduled to be made. For installment payments, the election must be made at least 12 months prior to the date the first payment in such installment was scheduled to be made; and

(iii) the subsequent deferral election must delay the payment for at least five years from the date the payment would otherwise have been made. For installment payments, the delay is measured from the date the first payment was scheduled to be made.

A Participant may make only one subsequent change with respect to deferrals made for a specific Plan Year.

(f) Manner of Election. As determined by the Committee, initial elections and subsequent elections, if any, may be made in writing or through an electronic medium such as a website enrollment window or through an email enrollment form or as otherwise specified by a Plan Administrator, or through such other method determined by the Committee, provided that there is sufficient record of when such election is made.

3.4 Elections as to Deemed Investment Choices.

(a) At the time of making the deferral election, a Participant may be given the opportunity to make an election regarding how such Director Payments shall be deemed to be invested for purposes of determining the amount of earnings or losses to be credited to the Participant’s Accounts. If no such election opportunity is provided or no such election is made, then the deferred Director Payments shall be deemed invested in Company common stock or other default Fund selected by the Committee from time to time.

(b) The Committee shall identify the Funds periodically made available for the notional investment of Accounts, and shall periodically communicate the available Funds to Participants. The Committee may alter, modify, eliminate or replace any Funds and, if it does so, it may provide affected Participants a different and/or modified Fund in place of the Fund being altered, modified, eliminated or replaced. To the extent Participants are offered an opportunity to select and/or modify the selection of the Funds in which their Accounts will be deemed invested, such selection and timing of such selection shall be communicated to the Company or Plan Administrator in such form and at such times as shall be determined by the Committee.

ARTICLE IV

DEFERRAL ACCOUNTS

4.1 Deferral Subaccount. The Company or Plan Administrator shall establish and maintain a Deferral Subaccount for each Participant under the Plan. A Participant’s Deferral Subaccount shall be credited as follows:

(a) on the day the amounts are withheld and/or deferred from a Participant’s Director Payments, with an amount equal to the Director Payments deferred by the Participant; and

(b) unless otherwise determined by the Committee, no less frequently than monthly to reflect the equivalent of the earnings, gains and losses that the Deferral Subaccount would have experienced had it actually been invested in the Funds chosen by the applicable Participant (or in the default Fund, if and as applicable).

ARTICLE V

VESTING

5.1 Vesting. A Participant shall be 100% vested at all times in his or her Deferral Subaccount.

ARTICLE VI

DISTRIBUTIONS

Distributions from the Plan shall be made only in accordance with this Article VI. All distributions shall be in in Company common stock unless otherwise specified by the Committee.

6.1 Distribution of Accounts While Still Performing Services or Upon Separation from Service (if not a Specified Employee). Except as otherwise provided in Section 6.2(b) and (c), in respect of all Distributable Amounts payable in a lump sum on an In-Service Distribution Date or on a Separation from Service, the value thereof shall be determined as of the last day of the month prior to the month in which the In-Service Distribution Date or Separation from Service occurs, as applicable and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. In respect of all Distributable Amounts payable in installments on an In-Service Distribution Date or on a Separation from Service, all installments shall be valued as of the last day of the month prior to the month in which the date of distribution is scheduled to occur, and the distribution thereof shall be made as soon as administratively practicable (and in no event later than 90 days) thereafter.

6.2 Distribution of Accounts for “Specified Employees”. For Distributable Amounts payable in a lump sum, the value thereof shall be determined as of the last day of the sixth month following the Separation from Service, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. For Distributable Amounts payable in installments, (i) the first installment shall be valued as of the last day of the sixth month following the Separation from Service, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter, and (ii) each subsequent installment shall be valued as of the last day of the month prior to the month in which the date of distribution is scheduled to occur, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. For the avoidance of doubt, under no circumstances shall two installments be paid in a single calendar year.

(a) Death. In the case of the death of a Participant, either while providing services to the Company or its subsidiaries, or prior to distribution of the Participant’s entire Account balance, the Participant’s Account balance shall be distributed to the Participant’s Beneficiary as soon as administratively possible and in no event later than 90 days following the death of the Participant. The value of the Participant’s Account shall be determined as of the date on which the Participant dies.

(b) Disability. In the case of the Disability of a Participant prior to the commencement of distribution of the Participant’s Account balance, the Participant’s Account balance shall be distributed to the Participant in a lump sum as soon as administratively possible (and in no event later than 90 days) after it has been determined that the Participant suffers from a Disability. The value of the Participant’s Account shall be determined as of the date on which it has been determined that the Participant suffers from a Disability.

6.3 Unforeseeable Emergency. A Participant shall be permitted to elect a distribution from his or her Deferral Subaccount prior to the date the Accounts were otherwise to be distributed in the event of an Unforeseeable Emergency, subject to the following restrictions:

(a) the election to take a distribution due to an Unforeseeable Emergency shall be made by requesting such a distribution in writing to the Committee, including the amount requested and a description of the need for the distribution;

(b) the Committee shall make a determination, in its sole discretion, that the requested distribution is on account of an Unforeseeable Emergency; and

(c) the Unforeseeable Emergency cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

The amount determined by the Committee as distributable due to an Unforeseeable Emergency shall be paid within 30 days after the request for the distribution is approved by the Committee. The value of the Participant’s Account shall be determined as of the date on which the distribution request was made.

6.4 Valuation Date. In the event that any valuation date contemplated by Section 6.1, Section 6.2 or Section 6.3 is not a business day, then the valuation date shall be the immediately preceding business day.

6.5 Change in Control. Notwithstanding anything to the contrary in this Article VI, in the event that a Change in Control occurs that is also a “change in control” within the meaning of Section 409A, the Participant’s Account balance shall be distributed to the Participant as soon as administratively possible and in no event later than 14 days following the occurrence of the Change in Control. The value of the Participant’s Account shall be determined as of the date on which the Change in Control occurs.

ARTICLE VII

ADMINISTRATION

7.1 Committee. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part as it deems appropriate. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.

7.2 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.

7.3 Compensation, Expenses and Indemnity. The members of the Committee shall serve without compensation for their services hereunder. The Committee is authorized at the expense of the Company to employ such legal counsel or other advisors as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

ARTICLE VIII

MISCELLANEOUS

8.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

8.3 Withholding. The Company or its subsidiaries shall have the right to reduce any payment (or compensation) by the amount of any required tax withholding due in respect of such compensation.

8.4 Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts.

8.5 Governing Law. Except to extent preempted by Federal law, this Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

8.6 Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company and its subsidiaries. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7 Limitation of Rights and Service Relationship; No Uniformity of Treatment. Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or its subsidiaries except as provided in the Plan; and in no event shall the terms of service relationship of any Participant be modified or in any way be affected by the provisions of the Plan. There is no obligation for uniformity of treatment of Participants or holders of Accounts. The terms and conditions of the Plan and the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

8.8 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.9 Section 409A. All provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code (“Section 409A”). If the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that neither the Company nor any of its subsidiaries nor any other person or entity shall have any liability to a Participant or Beneficiary with respect to the tax imposed by Section 409A. Notwithstanding anything to the contrary herein, if the period for making a payment under the Plan would cover two taxable years, the Participant shall not be permitted to elect the year of such payment which decision shall be made solely by the Company.